EXHIBIT 99.1

Community West Bancshares Earns $1.5 Million, or $0.18 Per Diluted Share, in 1Q19; Highlighted by Demand Deposit Growth and Margin Stabilization; Increases Quarterly Cash Dividend by 10%to $0.055 Per Common Share

GOLETA, Calif., April 26, 2019 (GLOBE NEWSWIRE) -- Community West Bancshares (Community West or the Company), (NASDAQ: CWBC), parent company of Community West Bank (Bank), today reported earnings of $1.5 million, or $0.18 per diluted share, for the first quarter of 2019 (1Q19), compared to $1.4 million, or $0.16 per diluted share, in 4Q18, and $1.8 million, or $0.21 per diluted share, in 1Q18.

“Our first quarter 2019 results were a direct reflection of our ongoing strategy to grow core deposits and lower our cost of funds,” stated Martin E. Plourd, President and Chief Executive Officer.  “We have spent the last three years expanding our branch structure organically in an effort to take advantage of market disruptions within our three-county footprint.  Although the costs associated with this expansion have impacted earnings, we are now seeing positive results of our efforts and remain intensely focused on growing our core deposits, exiting wholesale funding and improving future earnings.”

First Quarter 2018 Financial Highlights

  Net income was $1.5 million, or $0.18 per diluted share, in 1Q19, compared to $1.4 million, or $0.16 per diluted share in 4Q18, and compared to $1.8 million, or $0.21 per diluted share in 1Q18.
  Total demand deposits increased $44.0 million to $422.6 million at March 31, 2019, compared to $378.6 million at December 31, 2018, and increased $45.7 million compared to $376.9 million at March 31, 2018.
  Total loans increased to $770.1 million at March 31, 2019, compared to $768.2 million at December 31, 2018, and increased $24.3 million compared to $745.8 million at March 31, 2018.
  Net interest margin increased for 1Q19 to 3.99%, compared to 3.97% for 4Q18 and decreased from 4.25% for 1Q18.
  Book value per common share increased to $9.05 at March 31, 2019, compared to $8.92 at December 31, 2018, and $8.73 at March 31, 2018.
  Net nonaccrual loans decreased to $3.3 million at March 31, 2019, compared to $3.4 million at December 31, 2018, and $4.2 million at March 31, 2018.  The Bank had no foreclosed assets at March 31, 2019.
  The Bank continues to be well-capitalized per banking regulations with its total capital ratio at 10.76%, its Tier 1 capital ratio at 9.62%, and Tier 1 leverage ratio at 8.63% at March 31, 2019.

Income Statement
First quarter net interest income was $8.2 million, compared to $8.4 million in both 4Q18 and 1Q18.  Non-interest income was $604,000 in 1Q19, compared to $660,000 in 4Q18 and $639,000 in 1Q18.

“Our net interest margin stabilized in the first quarter as a result of our efforts to decrease wholesale funding and reduce our cost of funds,” said Susan C. Thompson, Executive Vice President and Chief Financial Officer.  First quarter net interest margin was 3.99% compared to 3.97% in 4Q18, and 4.25% in 1Q18.

Non-interest expenses totaled $6.7 million in 1Q19, compared to $6.8 million in the preceding quarter and $6.5 million in the prior year first quarter.  The year over year increase reflects increased salary and employee benefits as a result of the Bank’s expansion.

Balance Sheet
Total loans increased to $770.1 million at March 31, 2019, compared to $768.2 million at December 31, 2018, and increased $24.3 million compared to $745.8 million at March 31, 2018.

Commercial real estate loans outstanding (which include SBA 504, construction and land) were up 1.9% from year ago levels to $369.2 million at March 31, 2019 and comprise 47.9% of the total loan portfolio.  Manufactured housing loans were up 8.5% from year ago levels to $248.7 million and represent 32.3% of total loans.  Commercial loans (which include agriculture) increased 5.7% from year ago levels to $116.1 million and represent 15.1% of the total loan portfolio.

Total deposits increased $18.7 million, or 2.6% to $734.7 million at March 31, 2019, compared to $716.0 million at December 31, 2018, and increased $24.7 million, or 3.5% compared to $710.0 million at March 31, 2018.  Non-interest bearing demand deposits increased $27.3 million to $135.5 million at March 31, 2019 compared to $108.2 million at December 31, 2018, and increased $17.3 million compared to $118.2 million at March 31, 2018.  Interest-bearing demand deposits increased $16.7 million to $287.1 million compared to $270.4 million at December 31, 2018, and increased $28.4 million compared to $258.7 million at March 31, 2018.  Certificates of deposit which include broker deposits decreased $25.8 million to $297.0 million at March 31, 2019 compared to $322.8 million at December 31, 2018, and decreased $21.8 million compared to $318.8 million at March 31, 2018.

“Growing core deposits to fund our loan growth and reduce our funding costs has been the primary goal of the company over the last several quarters,” said Plourd.  “We expect this growth to continue as we continue to gain market share from the disruption in our markets and our new branches mature.”

Total assets were $882.4 million at March 31, 2019, compared to $877.3 million at December 31, 2018 and increased $16.7 million, or 1.9%, compared to $865.7 million at March 31, 2018.  Stockholders’ equity increased to $76.5 million at March 31, 2019, compared to $76.2 million at December 31, 2018, and $71.7 million at March 31, 2018.  Book value per common share increased to $9.05 at March 31, 2019, compared to $8.92 at December 31, 2018, and $8.73 at March 31, 2018.

Credit Quality
“Credit quality remained stable during the first quarter with net nonaccrual loans down to $3.3 million, or 0.42% of total loans,” said Thompson.

Due to net recoveries and change in the loan portfolio composition, Community West recorded a credit to the provision for loan losses of $57,000.  This compares to a provision for loan losses of $238,000 in 4Q18 and a credit to the provision of $144,000 in 1Q18.  The allowance for loan losses including the reserve for undisbursed loans was $8.7 million at March 31, 2019, or 1.20% of total loans held for investment, compared to 1.21% at December 31, 2018, and 1.22% a year ago.  Net nonaccrual loans improved to $3.3 million at March 31, 2019, compared to $3.4 million at December 31, 2018, and $4.2 million at March 31, 2018.

At March 31, 2019, net nonaccrual loans consisted of $2.6 million of commercial loans including commercial agriculture, $0.2 million of manufactured housing loans, $0.2 million of home equity loans, $0.1 million of SBA loans, and $0.1 million of commercial real estate loans.

There were no other assets acquired through foreclosure as of March 31, 2019, or at December 31, 2018.  This compares to other assets acquired through foreclosure of $233,000 a year ago.

Cash Dividend Declared
The Company’s Board of Directors declared a cash dividend of $0.055 per common share, payable May 31, 2019 to common shareholders of record on May 10, 2019.  The current annualized yield, based on the closing price of CWBC shares of $10.18 on March 31, 2018, was 2.11%.

Company Overview
Community West Bancshares is a financial services company with headquarters in Goleta, California. The Company is the holding company for Community West Bank, the largest publicly traded community bank serving California’s Central Coast area of Ventura, Santa Barbara and San Luis Obispo counties.  Community West Bank has eight full-service California branch banking offices in Goleta, Santa Barbara, Santa Maria, Ventura, Westlake Village, San Luis Obispo, Oxnard and Paso Robles.  The principal business activities of the Company are Relationship banking, Manufactured Housing lending and Government Guaranteed lending.

Industry Accolades
In April 2019, Community West was awarded a “Premier” rating by The Findley Reports.  For 51 years, The Findley Reports has been recognizing the financial performance of banking institutions in California and the Western United States.  In making their selections, The Findley Reports focuses on these four ratios: growth, return on beginning equity, net operating income as a percentage of average assets, and loan losses as a percentage of gross loans.

Safe Harbor Disclosure
This release contains forward-looking statements that reflect management's current views of future events and operations.  These forward-looking statements are based on information currently available to the Company as of the date of this release.  It is important to note that these forward-looking statements are not guarantees of future performance and involve risks and uncertainties, including, but not limited to, the ability of the Company to implement its strategy and expand its lending operations.

COMMUNITY WEST BANCSHARES
CONDENSED CONSOLIDATED INCOME STATEMENTS
(unaudited)
(in 000's, except per share data)

	Three Months Ended
	March 31,	December 31,	March 31,
	2019	2018	2018

Interest income
Loans, including fees	$10,541	$10,582	$9,651
Investment securities and other	484	459	337
Total interest income	11,025	11,041	9,988
Interest expense
Deposits	2,444	2,329	1,443
Other borrowings	358	358	195
Total interest expense	2,802	2,687	1,638
Net interest income	8,223	8,354	8,350
Provision (credit) for loan losses	(57)	238	(144)
Net interest income after provision for loan losses	8,280	8,116	8,494
Non-interest income
Other loan fees	258	350	296
Document processing fees	87	122	117
Service charges	139	108	116
Other	120	80	110
Total non-interest income	604	660	639
Non-interest expenses
Salaries and employee benefits	4,381	3,991	4,149
Occupancy, net	782	829	784
Professional services	381	425	304
Data processing	224	233	212
Depreciation	213	212	167
FDIC assessment	170	223	214
Advertising and marketing	129	198	170
Stock-based compensation	95	194	116
Other	342	542	417
Total non-interest expenses	6,717	6,847	6,533
Income before provision for income taxes	2,167	1,929	2,600
Provision for income taxes	657	570	786
Net income	$1,510	$1,359	$1,814
Earnings per share:
Basic	$0.18	$0.16	$0.22
Diluted	$0.18	$0.16	$0.21

COMMUNITY WEST BANCSHARES
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)
(in 000's, except per share data)

	March 31,	December 31,	March 31,
	2019	2018	2018

Cash and cash equivalents	$1,907	$2,983	$3,473
Interest-earning deposits in other financial institutions	51,499	53,932	65,336
Investment securities	31,562	32,353	34,988
Loans:
Commercial	116,103	118,518	109,819
Commercial real estate	369,206	365,809	362,197
SBA	18,070	19,077	24,989
Manufactured housing	248,669	247,114	229,194
Single family real estate	11,611	11,261	10,609
HELOC	6,585	6,756	9,483
Other	(178)	(292)	(514)
Total loans	770,066	768,243	745,777

Loans, net
Held for sale	46,995	48,355	52,767
Held for investment	723,071	719,888	693,010
Less: Allowance for loan losses	(8,648)	(8,691)	(8,458)
Net held for investment	714,423	711,197	684,552
NET LOANS	761,418	759,552	737,319

Other assets	36,008	28,471	24,573

TOTAL ASSETS	$882,394	$877,291	$865,689

Deposits
Non-interest-bearing demand	$135,495	$108,161	$118,206
Interest-bearing demand	287,095	270,431	258,717
Savings	15,128	14,641	14,347
Certificates of deposit ($250,000 or more)	91,580	93,439	81,690
Other certificates of deposit	205,431	229,334	237,077
Total deposits	734,729	716,006	710,037
Other borrowings	52,750	75,000	76,843
Other liabilities	18,462	10,134	7,098
TOTAL LIABILITIES	805,941	801,140	793,978

Stockholders' equity	76,453	76,151	71,711

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY
	$882,394	$877,291	$865,689

Common shares outstanding	8,450	8,533	8,216

Book value per common share	$9.05	$8.92	$8.73

ADDITIONAL FINANCIAL INFORMATION
(Dollars in thousands except per share amounts)(Unaudited)
	Three Months Ended	Three Months Ended	Three Months Ended
PERFORMANCE MEASURES AND RATIOS	Mar. 31, 2019	Dec. 31, 2018	Mar. 31, 2018
Return on average common equity	7.99%	7.06%	10.30%
Return on average assets	0.71%	0.63%	0.91%
Efficiency ratio	76.10%	75.96%	72.68%
Net interest margin	3.99%	3.97%	4.25%

	Three Months Ended	Three Months Ended	Three Months Ended
AVERAGE BALANCES	Mar. 31, 2019	Dec. 31, 2018	Mar. 31, 2018
Average assets	$859,682	$852,892	$812,698
Average earning assets	834,944	834,259	788,835
Average total loans	768,253	764,411	736,628
Average deposits	716,954	717,205	702,376
Average common equity	76,681	76,334	71,433

EQUITY ANALYSIS	Mar. 31, 2019	Dec. 31, 2018	Mar. 31, 2018
Total common equity	$76,453	$76,151	$71,711
Common stock outstanding	8,450	8,533	8,216

Book value per common share	$9.05	$8.92	$8.73

ASSET QUALITY	Mar. 31, 2019	Dec. 31, 2018	Mar. 31, 2018
Nonaccrual loans, net	$3,257	$3,378	$4,220
Nonaccrual loans, net/total loans	0.42%	0.44%	0.57%
Other assets acquired through foreclosure, net	$-	$-	$233

Nonaccrual loans plus other assets acquired through foreclosure, net	$3,257	$3,378	$4,453
Nonaccrual loans plus other assets acquired through foreclosure, net/total assets	0.37%	0.39%	0.51%
Net loan (recoveries)/charge-offs in the quarter	$(14)	$66	$(182)
Net (recoveries)/charge-offs in the quarter/total loans	(0.00%)	0.01%	(0.02%)

Allowance for loan losses	$8,648	$8,691	$8,458
Plus: Reserve for undisbursed loan commitments	87	73	101
Total allowance for credit losses	$8,735	$8,764	$8,559
Allowance for loan losses/total loans held for investment	1.20%	1.21%	1.22%
Allowance for loan losses/nonaccrual loans, net	265.52%	257.28%	200.43%

Community West Bank *
Tier 1 leverage ratio	8.63%	8.57%	8.96%
Tier 1 capital ratio	9.62%	9.67%	10.19%
Total capital ratio	10.76%	10.82%	11.38%

INTEREST SPREAD ANALYSIS	Mar. 31, 2019	Dec. 31, 2018	Mar. 31, 2018
Yield on total loans	5.56%	5.49%	5.31%
Yield on investments	3.55%	2.52%	2.73%
Yield on interest earning deposits	2.22%	2.70%	1.36%
Yield on earning assets	5.36%	5.25%	5.08%

Cost of interest-bearing deposits	1.64%	1.52%	0.99%
Cost of total deposits	1.38%	1.29%	0.83%
Cost of borrowings	2.91%	2.87%	2.50%
Cost of interest-bearing liabilities	1.74%	1.63%	1.07%

* Capital ratios are preliminary until the Call Report is filed.

Contact:	Susan C. Thompson, EVP & CFO 805.692.5821 www.communitywestbank.com